Signature of Reporting Person

HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.

By:    HM3/GP Partners, L.P., its general partner

By:    Hicks, Muse GP Partners III, L.P., its general partner

By:    Hicks, Muse Fund III Incorporated, its general partner

By:    /s/ David W. Knickel
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       David W. Knickel
       Vice President and Chief Financial Officer